EXHIBIT 99.1

ADVANSOURCE BIOMATERIALS APPOINTS NEW MEMBER TO BOARD OF DIRECTORS

Wilmington, MA. October 7, 2010…AdvanSource Biomaterials Corporation (NYSE Amex: ASB), a leading developer, manufacturer and seller of advanced polymer technologies and materials for a broad range of medical devices, today announced that Mr. Mark Tauscher has been appointed to the Company’s Board of Directors, effective October 5, 2010.

“On behalf of our Board of Directors, I would like to welcome Mark to our Board.  I believe his diverse expertise and experience will be of tremendous benefit to the Board and will help us to continue broadening the skill base of our Board of Directors,” said William O’Neill, Chairman of the AdvanSource Biomaterials Board of Directors.

Michael Adams, President and Chief Executive Officer of AdvanSource, added, “With more than 30 years of medical industry experience and a unique inside perspective of the day-to-day operations of medical device companies, Mark’s marketing, sales and executive management expertise make him a perfect fit for the AdvanSource Board of Directors.  We believe the Company will benefit from his valuable insights and experience.”

Mr. Tauscher is the President, Chief Executive Officer and a director of PLC Medical Systems, Inc. and PLC Systems, Inc., where he has served in such capacity since January 2000.  Prior to PLC Systems, Inc., he served from November 1998 to December 1999, as Executive Vice President of Sales and Marketing at Quinton Instrument Company, a developer, manufacturer and marketer of cardiology products, medical devices and fitness equipment.  From November 1996 to November 1998, he served as Division President of Marquette Medical Systems, Medical Supplies.  From May 1994 to November 1996, Mr. Tauscher served as General Manager of Hewlett-Packard, Medical Supplies.  Mr. Tauscher received his B.S. degree from Southern Illinois University and is a graduate of the Harvard Business School Program for Management Development.

About AdvanSource Biomaterials Corporation

AdvanSource Biomaterials Corporation manufactures advanced polymer materials which provide critical characteristics in the design and development of medical devices.  The Company’s biomaterials are used in devices that are designed for treating a broad range of anatomical sites and disease states.  The Company’s business model leverages its proprietary materials science technology and manufacturing expertise in order to expand its product sales and royalty and license fee income.  More information about the Company is available at its website: www.advbiomaterials.com

Forward-Looking Statements

AdvanSource believes that this press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are based on management’s current expectations and are subject to risks and uncertainties that could cause results to differ materially from the forward-looking statements.  For further information on such risks and uncertainties, you are encouraged to review AdvanSource’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended March 31, 2010 and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2010, and press releases issued subsequent to our filing of our June 30, 2010 Form 10-Q.  AdvanSource assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

For further information contact:

AdvanSource Biomaterials Corporation

David Volpe, Acting CFO
(978) 657-0075, ext. 103
dvolpe@advbiomaterials.com